Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMC Networks Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-210340) on Form S-3 and (No.333-214083) on Form S-8 of AMC Networks Inc. (the “Company”) of our reports, dated March 1, 2019, with respect to the consolidated balance sheets of AMC Networks Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule as listed in the index to Item 15 (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of AMC Networks Inc. Our report on the Company’s consolidated financial statements refers to a change in accounting principle due to the Company’s adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Our report on the Company’s internal control over financial reporting refers to the exclusion of Levity Entertainment Group LLC and RLJ Entertainment, Inc. from our audit of internal control over financial reporting.

/s/ KPMG LLP
New York, New York
March 1, 2019